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                                                             Exhibit 9(s)(3)


                             THE ARCH FUND(R), INC.

                          Administrative Services Plan

                                 (Trust Shares)

      Section 1. Upon the recommendation of the administrator of The ARCH Fund, Inc. (the "Company"), any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Directors ("Servicing Agreements") with financial institutions which are shareholders of record or have a servicing relationship ("Service Organizations") with the beneficial owners of a class of the Company's shares of Common Stock ("Trust Shares") of the Money Market, Treasury Money Market, Growth & Income Equity, Small Cap Equity (formerly Emerging Growth), Government & Corporate Bond, U.S. Government Securities, Balanced, International Equity, Short-Intermediate Municipal, Tax-Exempt Money Market, Missouri Tax-Exempt Bond, Kansas Tax-Exempt Bond, Equity Income, National Municipal Bond, Intermediate Corporate Bond (formerly Short-Intermediate Corporate Bond), Equity Index, Bond Index, Small Cap Equity Index and Growth Equity Portfolios (such portfolios hereinafter individually called a "Portfolio" and collectively the "Portfolios"). Such Servicing Agreements shall require the Service Organizations to provide administrative support services as set forth therein to their customers who own of record or beneficially Trust Shares (as described in the Company's applicable Prospectuses) in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at the annual rate of up to .30% (.25% for the Money Market, Treasury Money Market and Tax-Exempt Money Market Portfolios) of the average daily net asset value of Trust Shares owned of record or beneficially by such customers. Any bank, trust company, thrift institution, or other financial institution is eligible to become a Service Organization and to receive fees under this Plan. All expenses incurred by the Company with respect to Trust Shares of a particular Portfolio in connection with the Servicing Agreements and the implementation of this Plan shall be borne entirely by the holders of Trust Shares of that Portfolio, provided that the Company's current Plan pursuant to Rule 18f-3 permits allocation of such expenses proportionally to the assets held with respect to a Portfolio's Trust Shares, and further provided that the Board of Directors has determined that such expenses should be so allocated.

      Section 2. The administrator shall monitor the arrangements pertaining to the Company's Servicing Agreements with Service Organizations in accordance with the terms of the Administration Agreement between the administrator and the Company. The administrator shall not, however, be obliged by this Plan to


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recommend, and the Company shall not be obliged to execute, any Servicing
Agreement with any qualifying Service Organization.

      Section 3. So long as this Plan is in effect, the administrator shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

      Section 4. Unless sooner terminated, this Plan shall continue until January 31, 1998 and thereafter, shall continue automatically for successive annual periods provided such continuance is approved at least annually by a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" as defined in the Investment Company Act of 1940, as amended (the "Act"), of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any Agreements related to this Plan (the "Disinterested Directors").

      Section 5. This Plan may be amended at any time with respect to any Portfolio by the Board of Directors, provided that any material amendments of the terms of this Plan shall become effective only upon the approvals set forth in Section 4.

      Section 6. This Plan is terminable at any time with respect to any Portfolio by vote of a majority of the Disinterested Directors.

      Section 7. While this Plan is in effect, the selection and nomination of those Disinterested Directors shall be committed to the discretion of the Company's Disinterested Directors.

      Section 8. This Plan has been adopted as of June 19, 1990 and reapproved as restated as of September 18, 1990, June 25, 1991, January 28, 1992, January 26, 1993 and as restated June 29, 1993, March 15, 1994, June 27, 1995, March 19,
1996, September 17, 1996 and March 15, 1997.


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